Exhibit 10.1

Reseller & Transfer of Accounts AGREEMENT

Reseller & Transfer of Accounts AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2006 (“Effective Date”) by and between Etelegate Arizona, LLC, an Arizona limited liability company (“ETEL”) and Interactive Brand Development, Inc. a Delaware company,(IBD/iBILL/Card Stream)

RECITALS

A.

ETEL, through its proprietary software (the “Gateway Software”), provides services to Internet merchants relating to electronic payment transactions, that include risk assessment, billing services, payment processing services and any related functions (all such services being collectively referred to as the “ETEL Services”).

B.

Interactive Brand Development is a publicly traded company (IBDI.otcbb), that owns 100% of the stock in Internet Billing Company,LLC. and Card Stream Inc. Card Stream Inc., provides Debit and pre-paid card holders additional services. iBill is an online Internet service provider and will now under this agreement act as broker for these services (all such services being collectively referred to as the “iBill Services”).

C.

ETEL will use the services of gkbill, Ltd., an Antigua corporation, or another third party provider of its choice to make payments to its online merchant clients (the “Payment Provider”).

D.

iBill wishes to engage ETEL to provide non-exclusive risk assessment of online merchant clients and customer service on behalf of iBill and to allow use, through a non-exclusive license, of ETEL’s Gateway Software to iBill for use in connection with the iBill Services while continuing to use the services of the Payment Provider for payments to online merchant clients.

E.

On the terms and conditions contained herein, ETEL is willing to provide service to iBill and to allow iBill to use, through a non-exclusive license. Its Gateway Software and processing services.

AGREEMENT

NOW THEREFORE, in consideration of the mutual terms and conditions contained herein and for other good and valuable consideration, the receipt or promise and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Definitions. The following terms shall have the meanings assigned when used in this Agreement:

1.1

“Customer” shall mean a person whose credit card purchases from an Internet Merchant Client are being processed.

1.2

“Internet Merchant Client” means a merchant who is a client of iBill or has been reopened using iBills data base and operates a website on which Customers make credit card purchases.

1.3

“Payment Processing” means the processing of Customer credit card transactions.

1.4

“Risk Assessment” means an initial review of an Internet Merchant Client for prior fraudulent transactions and problems with processing Customer credit card transactions.

2.

ETEL Services.

2.1

ETEL shall provide and iBill may use, in connection with the iBill Services, the ETEL Services described in this Section 2.1.

2.1.1

iBill shall cause all of its existing and any clients added through ETEL’s mass email program to be conducted through ETEL’s Gateway Software and Payment Processing. ETEL will provide Interactive Brand Development with all email addresses of all new clients and end user customers. ETEL will add to their terms and conditions the ability for IBD to add these emails to IBD’s email database for additional offers sixty (60) days after the new client’s or end user customer’s initial transaction.

2.1.2

The ETEL Gateway Software automatically shall keep an accounting of all Payment Processing, and ETEL shall submit accounting files to the Payment Provider two business days prior to the first day and the fifteenth day of each month to allow the Payment Provider to make payments to the Internet Merchant Clients. The payment Provider shall be responsible for the collection or distribution of payments to the Internet Merchant Clients. ETEL shall use the services of the Payment Provider for the collection of payments from the merchant bank or banks as well as distributions to iBill and the Internet Merchant Clients.

2.1.3

ETEL shall provide Risk Assessment relating to any Internet Merchant Client  is proposed by iBill .. ETEL shall provide such Risk Assessment services on a per-merchant, per-website basis.

2.1.4

ETEL shall handle Customer service in handling calls from Customers of Internet Merchant Clients who have purchased goods or services through iBill clients using the Gateway Software.

2.1.5

iBill, and not ETEL, shall provide the services required to handle matters related to iBill’s Internet Merchant Clients.

2.2

Non-exclusive License. ETEL hereby grants to iBill a license, on a non-exclusive, non-transferable, “code” only basis, to use ETEL’s proprietary computer software that constitutes the Gateway Software solely in connection with the ETEL Services provided to iBill under the terms of this Agreement and for iBill’s use in connection with providing the  processing services. ETEL shall remain the sole and absolute owner of the Software and any other utilities or related ETEL data installed on iBill’s server. ETEL reserves the right to remove the Software at any time that this

Agreement is terminated. iBill shall not copy, transfer, disclose, reverse engineer, disassemble or otherwise alter the Gateway Software installed by ETEL.

2.3

iBill Business Practices. iBill shall not use ETEL’s Services or the Gateway Software to perform any activities whatsoever outside the iBill Services

2.4

Term. Unless sooner terminated pursuant to Section 6, the term of this Agreement shall be for one year from the date hereof to the first anniversary hereof, and this Agreement shall be automatically renewed for an additional one year period on each anniversary date unless notice of termination is given by either party to the other no less than ninety (90) prior to any anniversary date.

2.5

Credit Card Association Fines. For the period of 180 days from the effective date of this Agreement, ETEL shall not be responsible for any fines imposed by credit card companies for excessive chargebacks in an Internet Merchant Client account. Thereafter ETEL shall be responsible for any such fines ETEL shall make a judgment whether iBill should process for any particular Internet Merchant Client and if iBill chooses to process for an Internet Merchant Client that ETEL has recommended against, ETEL shall not be responsible for the fines caused by such Internet Merchant Client. iBill shall state in its agreement with each of its Internet Merchant Clients that all fines caused by the Internet Merchant Client’s processing shall be the responsibility of the Internet Merchant Client.

3.

Charges for ETEL Services and Gateway Software License. In consideration of the ETEL Services provided by ETEL to iBill hereunder and the Gateway Software license set forth in Section 2.8, iBill shall pay to ETEL an amount equal to $8,000 upon execution of this Agreement and each year on the anniversary of this Agreement for the Gateway Software license and set up. In addition, ETEL shall cause the Payment Provider to pay iBill or Card Stream the following amounts, payable daily ten (10) days in arrears on Payment Processing through the Gateway Software License:

3.1

An amount equal to fifty percent (50%) of all “Net Revenue” received by ETEL for Payment Processing transactions on iBill Internet Merchant Client accounts that existed as of the date of this Agreement...

3.2

An amount equal to sixty percent (60%) of all “Net Revenue” received by ETEL for Payment Processing transactions on iBill Internet Merchant Client accounts that are created after the date of this Agreement.

3.3

ETEL shall keep an amount equal to 100% of the initial bank service fee charged on Payment Processing for new Customers of iBill Internet Merchant Client accounts that existed as of the date of this Agreement and ETEL shall cause the Payment Provider to pay iBill or Card Stream an amount equal to 100% of the Customer rebillings on Payment Processing for Customers of iBill Internet Merchant Client accounts that existed as of the date of this Agreement

3.4

Etel shal keep an amount equal to fifty cents ($.50) of each initial bank service fee for new Customers and fifty cents ($.50) of each per transaction bank service fee for Customer rebillings on Payment Processing for Customers of iBill Internet Merchant Client accounts that are created after the date of this Agreement. and ETEL shall cause the Payment Provider to pay iBill or Card Stream an amount equal to one dollar and forty nine cents ($1.49) (net of all Payment provider fees on the total $1.99 charge) Of each initial bank service fee for new Customers and one dollar and forty nine cents ($1.49) (net of all Payment provider fees on the total $1.99 charge)of each per transaction bank service fee for Customer rebillings on Payment Processing for Customers of iBill Internet Merchant Client accounts that are created after the date of this Agreement.

3.5

For purposes of this Section 2, “Net Revenue” shall mean revenue  actually received, less credits, chargeback’s and fees that is paid to or is charged by any third party for Payment Processing an account, whether such expense is in the form of direct fees, discount rate, reserves, charge back fees or other fees charges by such processor.

4.

Intellectual Property.

4.1

General. All right, title and interest in and to any original works of authorship, inventions, discoveries, patents, ideas, concepts or any improvements relating to the ETEL Services or the Gateway Software which are created by or conceived, first reduced to practice, made or developed by ETEL prior to the Effective Date or in anticipation of, in the course of or as a result of design and development work pursuant to this Agreement, including without limitations any source code (collectively, the “Intellectual Property”), shall be solely owned by ETEL.

4.2

Source code. In any application in which ETEL develops the programming, unless otherwise agreed in writing, ETEL is the sole owner of the source code therefore. iBill shall not copy any such software or duplicate, distribute, or divulge to any other person or organization any information relating to such software without prior consent of ETEL. All rights granted to iBill pursuant to this Agreement shall terminate immediately upon the termination of this Agreement, including but not limited to the non-exclusive license granted pursuant to Section 1.2 hereof.

4.3

Trademarks. Neither party shall publish or use or change the other party’s names, logos, trademarks or service marks (collectively “Marks”) without mutual prior written consent.

4.4

Restriction on Use and Disclosure. All documentation regarding Intellectual Property, technical information, software, confidential business information or other materials, in written form and clearly marked as “proprietary” or “Confidential” (“Proprietary Information”), furnished by either party in connection with this Agreement and all copies of such Proprietary Information shall remain the property of the disclosing party and shall be held in confidence and safeguarded by the receiving party. iBill shall not modify, translate, make compilations of, reverse engineer, disassemble, or decompile the Gateway Software. Except as expressly provided herein, iBill shall not use the Gateway Software in performance of services for others, or assign IBill’s rights or delegate its duties under this Agreement, or license or sublicense, or otherwise transfer ETEL software except where expressly permitted in writing by ETEL.

5.

Obligations of iBill.

5,1

iBill shall be responsible for all costs and management incurred by iBill.

5.2

iBill shall comply with all rules and regulations established by credit card companies or the merchant banks through which ETEL conducts Payment Processing on behalf of iBill referred customers

5.3

iBill shall not indicate in connection with the iBill Services or in any advertising or announcements promoting the iBill Services that ETEL endorses the iBill Services in any way; provided that nothing in this Section 5.3 shall prohibit iBill from indicating “iBill powered by ETEL.”

5.4

iBill shall not perform or fail to perform any act, which would violate any state or federal law or applicable regulation.

5.5

If requested by ETEL, iBill shall prominently display the appropriate ETEL logo, as well as the ETEL customer service hypertext link buttons in connection with the iBill Services.

5.6

iBill shall be solely and fully responsible for payment of any and all applicable local, state, or federal sales, use, or value-added tax associated with providing the iBill Services

5.7

iBill shall not knowingly allow a Payment processing transaction that iBill knows to be fraudulent.

5.8

iBill shall provide ETEL, upon demand, with any information, evidence, assignments or other assistance ETEL may need to help resolve any Customer billing disputes regarding the nature, quality or performance of the goods or services, or in connection with any return or rejections of such goods and services.

6.

Obligations of ETEL.

6.1

ETEL shall be responsible for all costs and management related to the iBill Services.

6.2

ETEL shall make its Gateway Software, and any upgrades thereon, available to iBill.

6.3

ETEL shall keep and maintain full accounting and payout files for the iBill Payment Processing transactions.

6.4

ETEL shall provide intake for new iBill Internet Merchant Clients and ongoing risk assessment.

6.5

ETEL shall provide Customer service via telephone 365 days per year, 24 hours per day, and 7 days per week.

6.6

ETEL shall not perform or fail to perform any act, which would violate any state or federal law or applicable regulation.

6.7

ETEL shall back-up all data relating to iBill Payment Processing transactions, in accordance with the Payment Card Industry (“PCI”) data security standards.

6.8

ETEL shall not solicit any iBill Internet Merchant Client to become a customer of ETEL; provided that nothing herein shall prevent an account that existed as an ETEL account on the date hereof or comes to ETEL unsolicited from remaining an ETEL account. When ETEL receives information on a new Internet Merchant Client from iBill, ETEL shall provide iBill with a notice of any Internet Merchant Client that iBill and ETEL have in common. If this contract is not renewed IBD will continue to earn all fees on clients as of that date for as long as the client remains.

6.9

ETEL shall be solely and fully responsible for payment of any and all applicable local, sate or federal sales, use or value-added tax associated with providing the ETEL Services.

6.10

ETEL shall not knowingly create or allow a transaction to be processed that ETEL knows to be either fraudulent or illegal.

7.

Warranty, Limitation of Liability and Indemnification.

7.1

NO WARRANTY. ETEL MAKES NO WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO THE GATEWAY SOFTWARE OR TO THE QUALITY, SUITABILITY, AND FITNESS FOR A PARTICULAR PURPOSE OR SUITABILITY OF THE GATEWAY SOFTWARE FOR IBILL’S USES OR THE IBILL SERVICES. THE GATEWAY SOFTWARE IS NOT WARRANTED TO BE ERROR-FREE OR INTERRUPTION-FREE.

7.2

Limitations of Liability for ETEL. ETEL assumes no liability for disruptions of credit card, check processing and/or other ETEL Services caused by vandalism, theft, phone service outages, Internet disruptions, extreme or severe weather conditions, or any other causes in the nature of Force Majeure. Further, in no event shall ETEL be liable for any delays, damages, loss or in jury caused in whole or in part by fire, explosion, lightning, flood, theft, war, acts of nature, power surges or failures, breakdowns of public or quasi-public authorities or public or private utilities or carriers or any other cause beyond the reasonable control of ETEL.

7.3

Consequential Damages. In no event, shall ETEL be responsible for consequential damages or punitive or exemplary damages.

7.4

Laws and Regulations. iBill and ETEL acknowledge that the ETEL Services provided by ETEL and the Gateway Software are subject to and governed by all federal and state laws and regulations and tariffs of the local and international banks, credit card companies, merchant banks and governing bodies. If any service is declared illegal, unlawful, unauthorized or prohibited by law by any regulatory body or commission with jurisdiction, or ETEL is involuntarily forced to terminate its operations as a consequence of that action by any presiding body or other governmental agency, this Agreement will be terminated and no party shall be deemed in breach of said Agreement or have any obligation or recourse.

7.5

Indemnification. iBill shall indemnify, defend and hold harmless ETEL, its agents, employees, officers and directors from and against any and all fines, penalties, losses, damages, injuries, claims, (including attorney’s fees) or other liabilities arising out of or in connection with this Agreement, the breach of any warranty made by iBill hereunder or the performance of this Agreement, including but not limited to claims of third parties resulting from or in connection with the iBill Services.

7.6

Taxes. Each party agrees to report and pay its own taxes imposed on its income by any jurisdiction such as state and federal income taxes. Should ETEL be required to pay any such taxes on the income of iBill, the amount of such taxes and all related interest, fines, or penalties shall become immediately due and payable to ETEL pursuant to the Indemnification in Section 5.5. The parties agree that any tax in the nature of an excise, sales or use tax is not imposed on the transactions contemplated under this Agreement. Further, if such taxes are imposed, the burden of such taxes shall be the iBill’s responsibility. If federal or state laws change, ETEL, without notification required from iBill, shall adjust the Gateway Software to be compliant with such changes.

8.

Termination by Either Party. Either party may terminate this Agreement, for a breach by the other party which is not cured within ninety (90) days of written notice of the breach, by giving the other party written notice in accordance with Section 7.6.

9.

Miscellaneous.

9.1

Force Majeure  Neither party nor their respective affiliates, subsidiaries, or subcontractors shall have liability for delays, disruptions or damages due to: phone service outages, mechanical, power, communication failures, Internet disruptions, vandalism or theft, fire, explosion, lightning, pest damage, power surges or failures, strikes or labor disputes, water, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, inability to obtain parts or supplies or network access, transportation, or other causes beyond a party’s control whether or not similar to the foregoing.

9.2

Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement, without consent to: (a) a subsidiary, affiliate, or parent company; (b) any firm, corporation or entity which such party controls, is controlled by, or under common control with; (c) any partnership in which such party has a majority interest; or (d) to any entity which succeeds to all or substantially all of such party’s assets whether by merger, sale or otherwise. There are no related parties, entities or shareholders in common as of the date of this agreement.

9.3

iBill Investigations. iBill acknowledges and agrees that it is entering into this Agreement based upon its own independent decision and investigation.

9.4

Severability. If any portion of the Agreement is found to be invalid or unenforceable, the parties agree that the remaining portions shall remain in effect. The parties further agree that in the event such invalid or unenforceable portion is an essential part if this Agreement, they will immediately begin negotiations for a replacement.

9.5

Modification and Waiver. Except as hereinafter provided, no Amendment or modification of this Agreement shall be valid unless in writing and signed by all parties hereto.

9.6

Notices. Any notice required by this Agreement may be delivered personally, by telecopy, telex, e-mail or other form of written electronic transmission, or by registered or certified mail, or overnight delivery form, postage prepaid. Notices will be effective and deemed delivered upon receipt when delivered personally; three business days after posting with the United States Postal Service when mailed; one business day after pick-up by the courier service when sent by overnight courier, properly addressed and prepaid; and one business day after the date of the sender’s electronic confirmation or receipt when sent by facsimile transmission or e-mail. Notices will be sent to the addresses, FAX numbers or e-mail addresses set forth in this Agreement, unless either party notifies the other in writing of an address, FAX number or e-mail address change.

9.7

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without regard to conflict of law provisions.

9.8

Relationship of Parties. This Agreement is not intended to and does not create an agency, debtor/creditor, partnership, or joint venture relationship between the parties. There will be no sharing in profits and losses of the parties under this Agreement.

9.9

Exclusivity. Nothing in this Agreement will prevent ETEL from offering its services to other entities either directly or through an agent. It is the intention of the parties that ETEL shall not necessarily be the exclusive, method of Payment Processing for iBill. The parties understand that it is prudent that the iBill should have more than one Payment Processing method.

9.10

Effectiveness. This Agreement shall not be effective until executed by iBill and accepted by ETEL at its principal place of business.

9.11

Successors and Assigns. This Agreement will be binding upon the successors, assignees and legal representatives of the parties.

9.12

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

Inteactive Brand Development, Inc By: /s/ Gary Spaniak Name: Gary Spaniak Title: President	Address: 3275 West Hillsboro BLVD Deerfield Beach, Florida 33442
Telephone: (954) 363-4400
Fax: (954) 363-4401
e-mail:IbidFan@aol.com

Etelegate Arizona, LLC By: /s/ David Kaushagen Name: David Kaushagen Title: Sole Member	Address: 8687 East Via de Ventura #303 Scottsdale, Arizona 85258
Telephone: (800) 676-0127

e-mail: vicki@etelegate.com